Exhibit 99.1

FOR IMMEDIATE RELEASE

FROM:	MSA (Mine Safety Appliances Company)

Ticker: MSA (NYSE)

Contact: Mark Deasy – (724) 741-8570

MSA Elects Stacy McMahan to CFO

PITTSBURGH, September 4, 2013 – The Board of Directors of MSA (NYSE: MSA) has elected Stacy McMahan to the position of Chief Financial Officer and Treasurer. In this new capacity, Ms. McMahan will retain her role as Senior Vice President in addition to assuming the responsibilities of CFO and Treasurer, formerly held by Dennis Zeitler, who will be retiring from the company in August 2014. Until that time, Mr. Zeitler will serve the company as a special advisor to William M. Lambert, MSA President and CEO.

Since joining the company in December 2014, Ms. McMahan has played a key role in overseeing MSA’s Internal Audit, Treasury and Decision Support groups, adding depth and experience to an already strong team of finance professionals. Her election to CFO is part of a planned management succession process that began when Ms. McMahan joined the company late last year, Mr. Lambert said.

“Over the past nine months, Stacy, Dennis and I have been focused on implementing a sound transition plan for this leadership role, which included establishing a new Finance organizational blueprint for the future,” he said. “Under Stacy’s leadership and guidance, I’m confident our Finance team is well prepared to develop and implement key initiatives that help us fully execute our corporate strategy.”

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With more than 23 years of finance leadership experience, Ms. McMahan joined MSA from Thermo Fisher Scientific, Inc., where she served as Vice President of Finance, Customer Channels Group. Prior to that she spent six years with Johnson & Johnson as Vice President of Finance, and 16 years with Eli Lilly, where she served in a treasury oriented position in Brussels, Belgium; as Finance Manager in Basingstoke Hampshire, UK; and in a CFO role in Sydney, Australia.

A native of Guymon, Ok., Ms. McMahan holds a bachelor’s degree in finance from Oklahoma State University. She also earned an MBA from Harvard Business School.

Mr. Zeitler, who joined MSA in 1977 as Manager of Financial Services, was elected CFO in 2000. Over the years Mr. Zeitler served the company in a broad range of key finance roles and he led numerous MSA real estate projects, including the development of the highly regarded Cranberry Woods business park north of Pittsburgh. As a special advisor to the CEO, Mr. Zeitler will be involved with a number of key initiatives, Mr. Lambert noted. These include coordinating a new phase of long-range strategic planning, supporting the continued deployment of MSA’s European transformation program Europe 2.0, and overseeing activities associated with the company’s centennial anniversary in 2014.

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“It goes without saying that Dennis has done an excellent job in guiding the financial health of MSA over these many years. In both Stacy and Dennis, we have two dedicated and experienced leaders who embody and personify our core values. With each possessing such similar qualities and experience, I fully expect this transition to be seamless to all of us at MSA as well as our customers and our investors,” Mr. Lambert said.

Note to Local Editors: Ms. McMahan and her husband have three daughters and reside in the Mt. Lebanon area of Pittsburgh.

About MSA

Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

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